Exhibit 99.1
VICI PROPERTIES INC. ANNOUNCES SECOND QUARTER 2022 RESULTS
- Completed the Strategic Acquisition of MGM Growth Properties LLC -
- Completed Inaugural $5.0 Billion Investment Grade Senior Notes Offering -
- Added to the S&P 500 Index on June 8, 2022 -
- Reaffirms Guidance for Full Year 2022 -

NEW YORK, NY – July 27, 2022 – VICI Properties Inc. (NYSE: VICI) (“VICI Properties” or the “Company”), an experiential real estate investment trust, today reported results for the quarter ended June 30, 2022. All per share amounts included herein are on a per diluted common share basis unless otherwise stated.
Second Quarter 2022 Financial and Operating Highlights
•Total revenues increased 76.0% year-over-year to $662.6 million
•Net loss attributable to common stockholders was $57.7 million, or $0.06 per share
•FFO attributable to common stockholders was $(50.4) million, or $(0.06) per share
•AFFO attributable to common stockholders increased 67.9% year-over-year to $430.1 million
•AFFO per share increased 3.7% year-over-year to $0.48
•Completed the strategic acquisition of MGM Growth Properties LLC
•Issued $5.0 billion of investment grade senior notes
•Entered into a delayed draw term loan facility and purchase and sale agreement with Cabot
•Entered into an agreement with Cherokee Nation, which will become the new tenant of Gold Strike in Biloxi, MS
•Subsequent to quarter end, announced expansion of partnership with Great Wolf Resorts
CEO Comments
Edward Pitoniak, Chief Executive Officer of VICI Properties, said, “The second quarter of 2022 marked another transformational quarter at VICI. In April, we received investment grade ratings from S&P and Fitch, enabling us to complete the largest investment grade bond offering in REIT history. At the end of April, we closed our strategic acquisition of MGM Growth Properties, making VICI one of the most compelling portfolios of Class A real estate among American REITs. In June, we were added to the S&P 500 index, becoming the fastest REIT to get from IPO to S&P 500 inclusion. Our improved access to capital enables us to opportunistically pursue transactions as we continue our growth journey. Additionally, we continued to expand our growth funnel by entering into a transaction with Cabot, a leading developer, owner and operator of world-class destination golf resorts and communities, to fund the development of the Cabot Citrus Farms property located in the Tampa Bay area. This transaction is our first investment in the unique 'Pilgrimage Golf Experience' sector and demonstrates our ability to source relationships with premier place-makers in a way that is beneficial for both VICI and its partners.”

Second Quarter 2022 Financial Results
Total Revenues
Total revenues were $662.6 million for the quarter, an increase of 76.0% compared to $376.4 million for the quarter ended June 30, 2021. Total revenues for the quarter included $102.0 million of non-cash items, comprised of $86.4 million of non-cash leasing and financing adjustments and $15.6 million of other income.
Net (Loss) Income Attributable to Common Stockholders
Net (loss) income attributable to common stockholders was $(57.7) million for the quarter, or $(0.06) per share, compared to $300.7 million, or $0.54 per share, for the quarter ended June 30, 2021. The year-over-year decline in aggregate net (loss) income was primarily related, on an absolute basis, to the $551.9 million increase in the CECL allowance for the quarter ended June 30, 2022. Approximately 80% of the total allowance increase was driven by the CECL charge in relation to our entry into the MGM Master Lease in connection with the MGP Transactions (each as defined below).
Funds from Operations (“FFO”)
FFO attributable to common stockholders was $(50.4) million for the quarter, compared to $300.7 million for the quarter ended June 30, 2021. FFO per share was $(0.06) for the quarter compared to $0.54 for the quarter ended June 30, 2021. The year-over-year decline in FFO was primarily related to, on an absolute basis, the increase in the CECL allowance for the quarter ended June 30, 2022.
Adjusted Funds from Operations (“AFFO”)
AFFO attributable to common stockholders was $430.1 million for the quarter, an increase of 67.9% compared to $256.1 million for the quarter ended June 30, 2021. AFFO per share was $0.48 for the quarter compared to $0.46 for the quarter ended June 30, 2021.
Second Quarter 2022 Acquisitions and Portfolio Activity
Acquisitions and Investments
On April 7, 2022, as previously disclosed, the Company entered into a loan agreement with BigShots Golf, a subsidiary of ClubCorp Holdings, an Apollo portfolio company, to provide up to $80.0 million of mortgage financing for the construction of certain new BigShots Golf facilities throughout the United States. In addition, the Company has a call right to acquire the real estate assets associated with any BigShots Golf facility financed by the Company, which would be structured as a sale leaseback, subject to certain terms and conditions.
On April 29, 2022, the Company closed on the previously announced acquisition of MGM Growth Properties LLC ("MGP") and related transactions (the “MGP Transactions”). Under the terms of the MGP Master Transaction Agreement, MGP stockholders received 1.366 shares of the Company's newly issued common stock in exchange for each Class A common share of MGP, resulting in the Company issuing 214.6 million shares of common stock. The fixed exchange ratio represented an agreed upon price of $43.00 per share of MGP Class A common shares based on our trailing 5-day volume weighted average price per share of $31.47 as of July 30, 2021. MGM received $43.00 per unit in cash for the redemption of the majority of its units of MGP's former operating partnership ("MGP OP"), which were converted into units of VICI Properties OP LLC, the Company's new operating partnership ("VICI OP"), in connection with the closing of the MGP Transactions, for total cash consideration of $4.4 billion. MGM retained approximately 12.2 million VICI OP units following the closing of the MGP Transactions. The MGP Class B share that was held by MGM was cancelled and ceased to exist.
Simultaneous with the closing of the MGP Transactions, the Company entered into an amended and restated triple-net master lease with MGM (the "MGM Master Lease"). The MGM Master Lease has an initial term of 25 years, with three 10-year tenant renewal options and an initial total annual rent of $860.0 million. Rent under the MGM Master Lease escalates at a rate of 2.0% per annum for the first 10 years and thereafter at the greater of 2.0% per annum and the annual increase in the consumer price index ("CPI"), subject to a 3.0% cap. Additionally, the Company retained MGP’s 50.1% ownership stake in the joint venture between MGP and Blackstone Real Estate Income Trust, Inc. ("BREIT JV"), which owns the real estate assets of MGM Grand Las Vegas and Mandalay Bay. The BREIT JV lease remains unchanged and provides for current annual base rent of approximately $303.8 million, of which approximately $152.2 million is attributable to our investment in the BREIT JV, and an initial term of 30 years, with two 10-year tenant renewal options. Rent under the BREIT JV lease escalates at a rate of 2.0% per annum for the first 15 years and thereafter at the greater of 2.0% per annum and the annual increase in CPI, subject to a 3.0% cap. On a combined basis, the MGM Master Lease and BREIT JV lease will deliver initial attributable annual rent to the Company of approximately $1,012.2 million. The tenant’s obligations under the MGM Master Lease and BREIT JV lease continue to be guaranteed by MGM Resorts International ("MGM"). Annual rent under the MGM Master Lease will be reduced by $90.0 million upon the closing of MGM's pending sale of the operations of the Mirage Hotel & Casino (the "Mirage") to Hard Rock International ("Hard Rock") and by $40.0 million upon the closing of MGM’s pending sale of the operations of the Gold Strike Casino Resort (“Gold Strike”) to Cherokee Nation Businesses (“CNB”), as described below.
On June 6, 2022, the Company entered into a $120.0 million delayed draw term loan with Cabot, a developer, owner and operator of world-class destination golf resorts and communities, the proceeds of which will be used by Cabot to fund its property-wide transformation of Cabot Citrus Farms in Brooksville, Florida, with the addition of a new clubhouse, luxury lodging, health and wellness facilities and a vibrant village center. The Company also entered in a purchase and sale agreement, pursuant to which the Company will convert a portion of the loan into the ownership of certain Cabot Citrus Farms real estate assets and simultaneously enter into a triple-net lease with Cabot that has an initial term of 25 years, with five 5-year tenant renewal options.
Subsequent to quarter end, on July 1, 2022, the Company entered into a loan agreement with Great Wolf Resorts Inc., under which it agreed to provide up to $59.0 million of mezzanine financing, the proceeds of which will be used to fund the development of Great Wolf Lodge South Florida, a more than $250 million, 500-room indoor water park resort project in Collier County, Florida. The Great Wolf South Florida loan has an initial term of 4 years with one 12-month extension option, subject to certain conditions.
Other Portfolio Activity
As previously announced on December 13, 2021, in connection with the sale of the operations of the Mirage, the Company will enter into a new separate lease with Hard Rock related to the land and real estate assets of the Mirage, which will have initial annual base rent of $90.0 million with other economic terms substantially similar to the MGM Master Lease. MGM's sale of the operations of the Mirage, which remains subject to customary closing conditions and regulatory approvals, is expected to close in the fourth quarter of 2022.

On June 9, 2022, in connection with MGM’s agreement to sell the operations of Gold Strike, located in Tunica, MS, the Company agreed to enter into a new separate lease with CNB related to the land and real estate assets of Gold Strike (the “Gold Strike Lease”), and an amendment to the MGM Master Lease relating to the sale of Gold Strike. The Gold Strike Lease will have initial annual base rent of $40.0 million with other economic terms substantially similar to the MGM Master Lease. Upon the closing of the sale of Gold Strike, the MGM Master Lease will be amended to account for MGM’s divestiture of the Gold Strike operations and will result in a reduction of the annual base rent under the MGM Master Lease by $40.0 million. The Company expects the sale of Gold Strike and related transactions, which remain subject to customary closing conditions and regulatory approvals, to be completed in the first half of 2023.
Second Quarter 2022 Capital Markets Activity
On April 29, 2022, in connection with the closing of the MGP Transactions, the Company issued $5.0 billion of inaugural investment grade senior notes, comprised of (i) $500.0 million in aggregate principal amount of 4.375% Senior Notes due 2025, (ii) $1.25 billion in aggregate principal amount of 4.750% Senior Notes due 2028, (iii) $1.0 billion in aggregate principal amount of 4.950% Senior Notes due 2030, (iv) $1.5 billion in aggregate principal amount of 5.125% Senior Notes due 2032, and (v) $750.0 million in aggregate principal amount of 5.625% Senior Notes due 2052 (collectively, the "April 2022 Notes"), in each case under a supplemental indenture to an indenture, each dated as of April 29, 2022 (the “April 2022 Notes Offering”). The weighted average interest rate for the April 2022 Notes is 5.00%, and the adjusted weighted average interest rate, after taking into account the impact of forward starting interest rate swaps and treasury locks, is 4.51%. The Company used the net proceeds of the April 2022 Notes Offering to (i) fund the consideration for the redemption of a majority of MGM’s outstanding MGP OP units, which were converted into VICI OP units received by MGM in connection with the closing of the MGP Transactions, for $4,404.0 million in cash on April 29, 2022, and (ii) along with cash on hand, pay down the outstanding $600.0 million balance on our Revolving Credit Facility.
From December 2021 through April 2022, the Company entered into five forward-starting interest rate swap agreements having an aggregate notional amount of $2,500.0 million and two U.S. Treasury rate lock agreements having an aggregate notional amount of $500.0 million, each with third-party financial institutions. In connection with the April 2022 Notes Offering, the Company settled the outstanding forward-starting interest rate swaps and treasury locks for total proceeds of $206.8 million. Since the forward-starting swaps and treasury locks were hedging the interest rate risk on the April 2022 Notes, the unrealized gain, which was recorded in accumulated other comprehensive income on the Company’s consolidated balance sheets, will be amortized over the term of the respective derivative instruments, which matches that of the underlying note, as a reduction in interest expense.
On April 29, 2022, in connection with the closing of the MGP Transactions, the Company issued approximately $4.1 billion aggregate principal amount of senior notes in exchange for, and with the same interest rate, maturity date and redemption terms as, notes originally issued by MGP OP pursuant to the settlement of the exchange offers and consent solicitations. Following the settlement of the exchange offers and consent solicitations, approximately $90.0 million of the original MGP OP notes remain outstanding.
During the three months ended June 30, 2022, the Company sold a total of 11,380,980 shares under its ATM program at a weighted average price per share of $32.28 for an aggregate value of $367.4 million, all of which were sold subject to a forward sale agreement (the “June 2022 ATM Forward Sale Agreement”). After fees and other adjustments calculated in accordance with the June 2022 ATM Forward Sale Agreement, aggregate net value of $360.0 million yielded a net initial forward sales price per share of $31.64 as of June 30, 2022. The Company did not receive any proceeds from the sale of shares at the time it entered into the June 2022 ATM Forward Sale Agreement.
The following table details the issuance of outstanding shares of the Company’s common stock, including restricted common stock:

	Six Months Ended June 30,
Common Stock Outstanding	2022	2021
Beginning Balance January 1,	628,942,092	536,669,722
Issuance of common stock upon physical settlement of forward sale agreements	119,000,000	—
Issuance of common stock in connection with the MGP Transactions	214,552,532	—
Issuance of restricted and unrestricted common stock under the stock incentive program, net of forfeitures	596,361	374,095
Ending Balance June 30,	963,090,985	537,043,817
The following table reconciles the weighted-average shares of common stock outstanding used in the calculation of basic earnings per share to the weighted-average shares of common stock outstanding used in the calculation of diluted earnings per share:

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2022	2021	2022	2021
Determination of shares:
Weighted-average shares of common stock outstanding	896,546	536,692	791,030	536,587
Assumed conversion of restricted stock (1)	—	944	699	934
Assumed settlement of forward sale agreements	—	16,803	1,496	12,100
Diluted weighted-average shares of common stock outstanding	896,546	554,439	793,225	549,621
(1)For the three months ended June 30, 2022, any such amounts have been excluded from the diluted weighted average number of shares of common stock as the Company was in a net loss position and the effect of inclusion would have been anti-dilutive. Assuming the Company had net income for the quarter, using the treasury stock method, the assumed conversion of our restricted stock would have been in the amount of 816,708 shares.
Balance Sheet and Liquidity
As of June 30, 2022, the Company had approximately $14.0 billion in total debt and approximately $4.5 billion in liquidity, comprised of $614.0 million in cash and cash equivalents, $360.0 million of estimated proceeds available upon settlement of the June 2022 ATM Forward Sale Agreement, $2.5 billion of availability under the Revolving Credit Facility and $1.0 billion of availability under the Delayed Draw Term Loan Facility (subject to continued compliance with the financial covenants of the facilities). In addition, the credit facilities include the option to increase the Revolving Credit Facility loan commitments by up to $1.0 billion and increase the Delayed Draw Term Loan Facility commitments or add one or more new tranches of term loans by up to $1.0 billion in the aggregate, in each case, to the extent that any one or more lenders (from the syndicate or otherwise) agree to provide such additional credit extensions. In July 2022, the Revolving Credit Facility was amended to permit borrowings in certain foreign currencies in an aggregate principal amount of up to the equivalent of $1.25 billion.

The Company’s outstanding indebtedness as of June 30, 2022 was as follows:

($ in millions)	June 30, 2022
Revolving Credit Facility	$—
5.625% Notes due 2024	1,050.0
3.500% Notes Due 2025	750.0
4.375% Notes Due 2025	500.0
4.625% Notes Due 2025	800.0
4.500% Notes Due 2026	500.0
4.250% Notes Due 2026	1,250.0
5.750% Notes Due 2027	750.0
3.750% Notes Due 2027	750.0
4.500% Notes Due 2028	350.0
4.750% Notes Due 2028	1,250.0
3.875% Notes Due 2029	750.0
4.625% Notes Due 2029	1,000.0
4.950% Notes Due 2030	1,000.0
4.125% Notes Due 2030	1,000.0
5.125% Notes Due 2032	1,500.0
5.625% Notes Due 2052	750.0
Total Debt Outstanding, Face Value	$13,950.0
Cash and Cash Equivalents	$614.0
Net Debt	$13,336.0
Dividends
On June 9, 2022, the Company declared a regular quarterly cash dividend of $0.36 per share. The Q2 2022 dividend was paid on July 7, 2022 to stockholders of record as of the close of business on June 23, 2022 and totaled in aggregate approximately $346.5 million.
2022 Guidance
The Company is reaffirming AFFO guidance for the full year 2022. Guidance does not include the impact on operating results from any possible future acquisitions or dispositions, capital markets activity, or other non-recurring transactions. The Company estimates AFFO for the year ending December 31, 2022 will be between $1,660.0 million and $1,690.0 million, or between $1.89 and $1.92 per diluted common share.
These per share estimates reflect the dilutive effect of the pending 11,380,980 shares related to the June 2022 Forward Sale Agreement as calculated under the treasury stock method. VICI OP Units held by a third party are reflected as non-controlling interests and the income allocable to them is deducted from net income to arrive at net income attributable to common stockholders and AFFO; accordingly, guidance represents AFFO per share attributable to common stockholders based solely on outstanding shares of VICI common stock.

The following is a summary of the Company’s reaffirmed full-year 2022 guidance:

For the Year Ending December 31, 2022 (in millions except per share):	Low	High
Estimated Adjusted Funds From Operations (AFFO)	$1,660.0	$1,690.0
Estimated Adjusted Funds From Operations (AFFO) per common diluted share	$1.89	$1.92
Estimated Weighted Average Common Share Count at Year End	879.3	879.3
In determining AFFO, the Company adjusts for certain items that are otherwise included in determining net income attributable to common stockholders, the most comparable GAAP financial measure. For more information, see “Non-GAAP Financial Measures.” The Company is unable to provide a reconciliation of its stated AFFO guidance to net income attributable to common stockholders because it is unable to predict with reasonable certainty the amount of the change in non-cash allowance for credit losses under ASU No. 2016-13 – Financial Instruments—Credit Losses (Topic 326) (“ASC 326”) for a future period. The non-cash change in allowance for credit losses under ASC 326 with respect to a future period is dependent upon future events that are entirely outside of the Company’s control and may not be reliably predicted, including its tenants’ respective financial performance, fluctuations in the trading price of their common stock, credit ratings and outlook (each to the extent applicable), as well as broader macroeconomic performance. Based on past results, the impact of these adjustments could be material, individually or in the aggregate, to the Company’s reported GAAP results.
The estimates set forth above reflect management’s view of current and future market conditions, including assumptions with respect to the earnings impact of the events referenced in this release. The estimates set forth above may be subject to fluctuations as a result of several factors and there can be no assurance that the Company’s actual results will not differ materially from the estimates set forth above.
Supplemental Information
In addition to this release, the Company has furnished Supplemental Financial Information, which is available on our website in the “Investors” section, under the menu heading “Financials”. This additional information is being provided as a supplement to the information in this release and our other filings with the SEC. The Company has no obligation to update any of the information provided to conform to actual results or changes in the Company’s portfolio, capital structure or future expectations.
Conference Call and Webcast
The Company will host a conference call and audio webcast on Thursday, July 28, 2022 at 10:00 a.m. Eastern Time (ET). The conference call can be accessed by dialing 646-904-5544 (domestic) or 929-526-1599 (international) and entering the conference ID 042350. An audio replay of the conference call will be available from 1:00 p.m. ET on July 28, 2022 until midnight ET on August 4, 2022 and can be accessed by dialing 929-458-6194 (domestic) or +44 204-525-0658 (international) and entering the passcode 709429.
A live audio webcast of the conference call will be available in listen-only mode through the “Investors” section of the Company’s website, www.viciproperties.com, on July 28, 2022, beginning at 10:00 a.m. ET. A replay of the webcast will be available shortly after the call on the Company’s website and will continue for one year.

About VICI Properties
VICI Properties Inc. is an S&P 500® experiential real estate investment trust that owns one of the largest portfolios of market-leading gaming, hospitality and entertainment destinations, including Caesars Palace Las Vegas, MGM Grand and the Venetian Resort Las Vegas, three of the most iconic entertainment facilities on the Las Vegas Strip. VICI Properties’ national, geographically diverse portfolio consists of 43 gaming facilities comprising over 122 million square feet and features approximately 58,700 hotel rooms and more than 450 restaurants, bars, nightclubs and sportsbooks. Its properties are leased to industry leading gaming and hospitality operators, including Caesars Entertainment, Inc., Century Casinos, Inc., the Eastern Band of Cherokee Indians, Hard Rock International Inc., JACK Entertainment LLC, MGM Resorts International, Penn National Gaming, Inc., and The Venetian Las Vegas. VICI Properties also has an investment in the Chelsea Piers, New York facility and owns four championship golf courses and 34 acres of undeveloped and underdeveloped land adjacent to the Las Vegas Strip. VICI Properties’ strategy is to create the nation’s highest quality and most productive experiential real estate portfolio.
Impact of the COVID-19 Pandemic on Our Business
Since the emergence of the COVID-19 pandemic in early 2020, among the broader public health, societal and global impacts, the pandemic has resulted in governmental and/or regulatory actions imposing, among other things, temporary closures or restrictions from time to time on our tenants’ operations at our properties and our golf course operations. Although all of our leased properties and our golf courses are currently open, without restriction in some jurisdictions, they remain subject to any current or future operating limitations or closures imposed by state and local governments and/or regulatory authorities. While our tenants’ recent performance at many of our leased properties has been at or above pre-pandemic levels, they may continue to face additional challenges and uncertainty due to the impact of the COVID-19 pandemic, such as complying with operational and capacity restrictions and ensuring sufficient employee staffing and service levels, sustaining customer engagement and maintaining improved operating margins and financial performance. We continue to monitor the impact of the COVID-19 pandemic on our tenants’ businesses, including with respect to their respective business performance, operations, liquidity and financial results.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “guidance,” “intends,” “plans,” “projects,” and similar expressions that do not relate to historical matters. All statements other than statements of historical fact are forward-looking statements. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors which are, in some cases, beyond the Company’s control and could materially affect actual results, performance, or achievements. Among those risks, uncertainties and other factors are: the impact of the COVID-19 pandemic on our and our tenants' financial condition, results of operations, cash flows and performance (including the impact of actions taken to contain the pandemic or mitigate its impact, the direct and indirect economic effects of the pandemic and containment measures on our tenants, and the ability of our tenants to successfully operate their businesses); risks associated with our recently completed transactions, including our ability or failure to realize the anticipated benefits of such transactions; the impact of changes in general economic conditions and market developments, including inflation, low consumer confidence, supply chain disruptions, unemployment levels and depressed real estate prices resulting from the severity and duration of any downturn in the U.S. or global economy; our dependence on our tenants as tenants of our properties and their guarantors as guarantors of the lease payments and the negative consequences any material adverse effect on their respective businesses could have on us; the anticipated benefits of certain arrangements with certain tenants relating to our funding of “same store” capital improvements in exchange for increased rent pursuant to the terms of our existing lease agreements with such tenants, which we collectively refer to as the Partner Property Growth Fund; our borrowers’ ability to repay their outstanding loan obligations to us; our dependence on the gaming industry; the impact of extensive regulation from gaming and other regulatory authorities; the ability of our tenants to obtain and maintain regulatory approvals in connection with the operation of our properties, or the imposition of conditions to such regulatory approvals; the possibility that our tenants may choose not to renew their lease agreements with us following the initial or subsequent terms of the leases; restrictions on our ability to sell our properties subject to our lease agreements; our tenants and guarantors’ historical results may not be a reliable indicator of their future results; our substantial amount of indebtedness, including indebtedness assumed and incurred by us in connection with our recently completed transactions, and ability to service, refinance and otherwise fulfill our obligations under such indebtedness; our historical financial information may not be reliable indicators of our future results of operations, financial condition and cash flows; the impact of a rise in interest rates, which have begun increasing from historic lows, on us; our inability to successfully pursue investments in, and acquisitions of, additional properties; the possibility that we identify significant environmental, tax, legal or other issues that materially and adversely impact the value of assets acquired or secured as collateral (or other benefits we expect to receive) in any of our recently completed transactions; the effects of our recently completed transactions on us, including the future impact on our financial condition, financial and operating results, cash flows, strategy and plans; the impact and outcome of potential future litigation relating to our recently completed transactions; the possibility of adverse tax consequences as a result of our recently completed transactions; increased volatility in our stock price as a result of our recently completed transactions; our inability to maintain our qualification for taxation as a REIT; our reliance on distributions received from VICI OP to make distributions to our stockholders; our ability to continue to make distributions to holders of our common stock or maintain anticipated levels of distributions over time; and competition for transaction opportunities, including from other REITs, investment companies, private equity firms and hedge funds, sovereign funds, lenders, gaming companies and other investors that may have greater resources and access to capital and a lower cost of capital or different investment parameters than us.
Although the Company believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. The Company cannot assure you that the assumptions upon which these statements are based will prove to have been correct. Additional important factors that may affect the Company’s business, results of operations and financial position are described from time to time in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, Quarterly Reports on Form 10-Q and the Company’s other filings with the Securities and Exchange Commission. The Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as may be required by applicable law.

Non-GAAP Financial Measures
This press release presents Funds From Operations (“FFO”), FFO per share, Adjusted Funds From Operations (“AFFO”), AFFO per share and Adjusted EBITDA, which are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). These are non-GAAP financial measures and should not be construed as alternatives to net income or as an indicator of operating performance (as determined in accordance with GAAP). We believe FFO, FFO per share, AFFO, AFFO per share and Adjusted EBITDA provide a meaningful perspective of the underlying operating performance of our business.
FFO is a non-GAAP financial measure that is considered a supplemental measure for the real estate industry and a supplement to GAAP measures. Consistent with the definition used by The National Association of Real Estate Investment Trusts (NAREIT), we define FFO as net income (or loss) attributable to common stockholders (computed in accordance with GAAP) excluding (i) gains (or losses) from sales of certain real estate assets, (ii) depreciation and amortization related to real estate, (iii) gains and losses from change in control, (iv) impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity and (v) our proportionate share of such adjustments from our investment in unconsolidated affiliate.
AFFO is a non-GAAP financial measure that we use as a supplemental operating measure to evaluate our performance. We calculate AFFO by adding or subtracting from FFO non-cash leasing and financing adjustments, non-cash change in allowance for credit losses, non-cash stock-based compensation expense, transaction costs incurred in connection with the acquisition of real estate investments, amortization of debt issuance costs and original issue discount, other non-cash interest expense, non-real estate depreciation (which is comprised of the depreciation related to our golf course operations), capital expenditures (which are comprised of additions to property, plant and equipment related to our golf course operations), impairment charges related to non-depreciable real estate, gains (or losses) on debt extinguishment and interest rate swap settlements, other non-recurring, non-cash transactions, our proportionate share of non-cash adjustment from our investment in unconsolidated affiliate (including the amortization of any basis differences) with respect to certain of the foregoing, and non-cash adjustments attributable to non-controlling interest with respect to certain of the foregoing.
We calculate Adjusted EBITDA by adding or subtracting from AFFO contractual interest expense (including the impact of the forward-starting interest rate swap and treasury locks) and interest income (collectively, interest expense, net), income tax expense and our proportionate share of such adjustments from our investment in unconsolidated affiliate.
These non-GAAP financial measures: (i) do not represent cash flow from operations as defined by GAAP; (ii) should not be considered as an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities; and (iii) are not alternatives to cash flow as a measure of liquidity. In addition, these measures should not be viewed as measures of liquidity, nor do they measure our ability to fund all of our cash needs, including our ability to make cash distributions to our stockholders, to fund capital improvements, or to make interest payments on our indebtedness. Investors are also cautioned that FFO, FFO per share, AFFO, AFFO per share and Adjusted EBITDA, as presented, may not be comparable to similarly titled measures reported by other real estate companies, including REITs, due to the fact that not all real estate companies use the same definitions. Our presentation of these measures does not replace the presentation of our financial results in accordance with GAAP.
Reconciliations of net income to FFO, FFO per share, AFFO, AFFO per share and Adjusted EBITDA are included in this release.

VICI Properties Inc.
Consolidated Balance Sheets
(In thousands, except share and per share data)

	June 30, 2022	December 31, 2021
Assets
Real estate portfolio:
Investments in leases - sales-type, net	$17,075,857	$13,136,664
Investments in leases - financing receivables, net	16,486,522	2,644,824
Investments in loans, net	545,162	498,002
Investment in unconsolidated affiliate	1,464,766	—
Land	153,576	153,576
Cash and cash equivalents	614,001	739,614
Other assets	949,333	424,693
Total assets	$37,289,217	$17,597,373

Liabilities
Debt, net	$13,721,500	$4,694,523
Accrued expenses and deferred revenue	173,734	113,530
Dividends payable	346,526	226,309
Other liabilities	932,570	375,837
Total liabilities	15,174,330	5,410,199

Stockholders’ equity
Common stock	9,631	6,289
Preferred stock	—	—
Additional paid-in capital	21,644,198	11,755,069
Accumulated other comprehensive income	197,275	884
Retained (deficit) earnings	(88,610)	346,026
Total VICI stockholders’ equity	21,762,494	12,108,268
Non-controlling interests	352,393	78,906
Total stockholders’ equity	22,114,887	12,187,174
Total liabilities and stockholders’ equity	$37,289,217	$17,597,373
_______________________________________________________
Note: As of June 30, 2022 and December 31, 2021, our Investments in leases - sales-type, Investments in leases - financing receivables, Investments in loans and Other assets (sales-type sub-leases) are net of $582.2 million, $548.3 million, $0.9 million and $17.6 million, respectively, and $434.9 million, $91.1 million, $0.8 million and $6.5 million of Allowance for credit losses, respectively.

VICI Properties Inc.
Consolidated Statement of Operations
(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenues
Income from sales-type leases	$375,169	$291,132	$701,904	$581,278
Income from lease financing receivables and loans	261,721	69,996	334,599	140,373
Other income	15,563	6,987	23,949	13,961
Golf revenues	10,170	8,285	18,796	15,098
Total revenues	662,623	376,400	1,079,248	750,710

Operating expenses
General and administrative	11,782	7,628	21,248	15,713
Depreciation	779	757	1,555	1,549
Other expenses	15,563	6,987	23,949	13,961
Golf expenses	5,859	5,232	11,144	9,738
Change in allowance for credit losses	551,876	(29,104)	632,696	(33,484)
Transaction and acquisition expenses	16,664	791	17,419	9,512
Total operating expenses	602,523	(7,709)	708,011	16,989

Income from unconsolidated affiliate	15,134	—	15,134	—
Interest expense	(133,128)	(79,806)	(201,270)	(156,854)
Interest income	780	30	873	49
(Loss) income before income taxes	(57,114)	304,333	185,974	576,916
Income tax expense	(1,027)	(1,256)	(1,427)	(1,740)
Net (loss) income	(58,141)	303,077	184,547	575,176
Less: Net loss (income) attributable to non-controlling interests	435	(2,368)	(1,870)	(4,666)
Net (loss) income attributable to common stockholders	$(57,706)	$300,709	$182,677	$570,510

Net (loss) income per common share
Basic	$(0.06)	$0.56	$0.23	$1.06
Diluted	$(0.06)	$0.54	$0.23	$1.04

Weighted average number of common shares outstanding
Basic	896,545,880	536,692,167	791,029,664	536,586,921
Diluted	896,545,880	554,438,981	793,224,837	549,620,976

VICI Properties Inc.
Reconciliation of Net Income to FFO, FFO per Share, AFFO, AFFO per Share and Adjusted EBITDA
(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net (loss) income attributable to common stockholders	$(57,706)	$300,709	$182,677	$570,510
Real estate depreciation	—	—	—	—
Joint venture depreciation and non-controlling interest adjustments	7,310	—	7,310	—
FFO attributable to common stockholders	(50,396)	300,709	189,987	570,510
Non-cash leasing and financing adjustments	(86,405)	(29,346)	(121,969)	(57,198)
Non-cash change in allowance for credit losses	551,876	(29,104)	632,696	(33,484)
Non-cash stock-based compensation	3,236	2,395	5,866	4,672
Transaction and acquisition expenses	16,664	791	17,419	9,512
Amortization of debt issuance costs and original issue discount	11,991	9,934	27,968	16,625
Other depreciation	749	726	1,495	1,486
Capital expenditures	(202)	(274)	(656)	(1,507)
(Gain) loss on extinguishment of debt and interest rate swap settlements	(5,405)	—	(5,405)	—
Joint venture non-cash adjustments and non-controlling interest adjustments	(12,058)	296	(11,856)	523
AFFO attributable to common stockholders	430,050	256,127	735,545	511,139
Interest expense, net	125,762	69,842	177,834	140,180
Income tax expense	1,027	1,256	1,427	1,740
Joint venture adjustments and non-controlling interest adjustments	7,651	—	7,651	—
Adjusted EBITDA attributable to common stockholders	$564,490	$327,225	$922,457	$653,059

Net (loss) income per common share
Basic	$(0.06)	$0.56	$0.23	$1.06
Diluted	$(0.06)	$0.54	$0.23	$1.04
FFO per common share
Basic	$(0.06)	$0.56	$0.24	$1.06
Diluted	$(0.06)	$0.54	$0.24	$1.04
Weighted average number of shares of common stock outstanding - Net (Loss) and FFO
Basic	896,545,880	536,692,167	791,029,664	536,586,921
Diluted	896,545,880	554,438,981	793,224,837	549,620,976

AFFO per common share
Basic	$0.48	$0.48	$0.93	$0.95
Diluted	$0.48	$0.46	$0.93	$0.93
Weighted average number of shares of common stock outstanding - AFFO
Basic	896,545,880	536,692,167	791,029,664	536,586,921
Diluted (1)	897,362,588	554,438,981	793,224,837	549,620,976
____________________________________________________
(1)For the three months ended June 30, 2022, the diluted weighted average number of shares of common stock outstanding in relation to AFFO is adjusted to include the dilutive effect, using the treasury stock method, of the assumed conversion of our restricted stock in the amount of 816,708 shares. For the three months ended June 30, 2022, such amounts have been excluded from the diluted weighted average number of shares of common stock in relation to net (loss) income and FFO as these were in loss positions and the effect of inclusion would have been anti-dilutive.

VICI Properties Inc.
Revenue Breakdown
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Contractual revenue from sales-type leases
Caesars Regional Master Lease (excluding Harrah's NOLA, AC, and Laughlin) & Joliet Lease	$122,729	$129,040	$245,458	$258,080
Caesars Las Vegas Master Lease	105,556	100,652	211,112	201,304
The Venetian Resort Las Vegas Lease	62,500	—	87,798	—
Greektown Lease	12,830	13,537	25,660	27,426
Hard Rock Lease	11,010	10,848	22,020	21,696
EBCI Lease	8,125	—	16,250	—
Century Master Lease	6,376	6,313	12,752	12,626
Margaritaville Lease	5,954	5,866	11,878	11,738
Income from sales-type leases non-cash adjustment(1)	40,089	24,876	68,976	48,408
Income from sales-type leases	375,169	291,132	701,904	581,278

Contractual income from lease financing receivables
MGM Master Lease	148,112	—	148,112	—
Harrah's NOLA, AC, and Laughlin	39,663	39,077	79,326	78,154
JACK Entertainment Master Lease	17,251	16,470	33,941	32,940
Income from lease financing receivables non-cash adjustment(1)	46,319	4,522	52,985	8,867
Income from lease financing receivables	251,345	60,069	314,364	119,961

Contractual interest income
Senior Secured Loans	9,185	9,974	18,215	20,483
Mezzanine Loans	1,194	5	2,012	5
Income from loans non-cash adjustment(1)	(3)	(52)	8	(76)
Income from loans	10,376	9,927	20,235	20,412
Income from lease financing receivables and loans	261,721	69,996	334,599	140,373

Other income	15,563	6,987	23,949	13,961
Golf revenues	10,170	8,285	18,796	15,098
Total revenues	$662,623	$376,400	$1,079,248	$750,710
____________________
(1) Amounts represent non-cash adjustments to recognize revenue on an effective interest basis in accordance with GAAP.

Investor Contacts:
Investors@viciproperties.com
(646) 949-4631

Or

David Kieske
EVP, Chief Financial Officer
DKieske@viciproperties.com

Danny Valoy
Vice President, Acquisitions & Finance
DValoy@viciproperties.com